As filed with the Securities and Exchange Commission on October 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Flextronics International Ltd.

(Exact Name of registrant as specified in its charter)

Singapore	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marina Boulevard, #28-00
Singapore 018989
(Address of Principal Executive Offices)

2004 Award Plan for New Employees and Directors
(Full titles of the plans)

Michael E. Marks
Chief Executive Officer
Flextronics International Ltd.
One Marina Boulevard, #28-00
(65) 6890-7188
(Name, address and telephone number, including area code, of agent for service)

Copies to:

David K. Michaels, Esq.
Melanie Grace, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(Counsel to the Registrant)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum	Amount of
class of securities	Amount to be	offering price	aggregate offering	registration
to be registered	Registered (1)	per share	price	fee
Ordinary Shares, S$0.01 par value	1,000,000	$11.37(2)	$11,370,000	$1,440.58

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers any additional securities that may be offered or issued as part of any stock split, stock dividend or similar transaction.

(2)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. Computation based upon $11.37, the average of the high and low prices of the Registrant’s ordinary stock as reported on the Nasdaq National Market on October 27, 2004, because the price at which options to be granted in the future may be exercised is not currently determinable.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

(1)	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as amended, pursuant to Section 13 of the Exchange Act;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)	The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article 155 of the Registrant’s Articles of Association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director or other officer shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Registrant and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; or in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, wilful default, breach of duty or breach of trust.

     Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

     The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7. Exemption From Registration Claimed.

     Not applicable

Item 8. Exhibits.

Incorporated By Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith
4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Registrant’s 2004 Award Plan for New Employees and Directors, together with the form of Notice of Grant and Share Option Agreement.					X
5.01	Opinion of Allen & Gledhill.					X
15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated October 22, 2004 regarding unaudited interim financial information.					X
23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).					X
23.02	Consent of Independent Registered Public Accounting Firm.					X
24.01	Power of Attorney (incorporated by reference from Page 5 of this Registration Statement).					X

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 28th day of October, 2004.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Michael E. Marks

Michael E. Marks Chief Executive Officer and Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael E. Marks and Robert R.B. Dykes, and each of them acting individually, as his or her attorney-in- fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 28th day of October, 2004:

SIGNATURE	TITLE	DATE
/s/ Michael E. Marks Michael E. Marks	Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2004
/s/ Robert R.B. Dykes Robert R.B. Dykes	President, Systems Group and Chief Financial Officer (Principal Financial Officer)	October 28, 2004
/s/ Thomas J. Smach Thomas J. Smach	Senior Vice President, Finance (Principal Accounting Officer)	October 28, 2004
/s/ Richard L. Sharp Richard L. Sharp	Chairman of the Board	October 28, 2004
/s/ James A. Davidson James A. Davidson	Director	October 28, 2004
/s/ Patrick Foley Patrick Foley	Director	October 28, 2004
/s/ Michael J. Moritz Michael J. Moritz	Director	October 28, 2004
/s/ Lip-Bu Tan Lip-Bu Tan	Director	October 28, 2004

EXHIBIT INDEX

Incorporated By Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith
4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Registrant’s 2004 Award Plan for New Employees and Directors, together with the form of Notice of Grant and Share Option Agreement.					X
5.01	Opinion of Allen & Gledhill.					X
15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated October 22, 2004 regarding unaudited interim financial information.					X
23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).					X
23.02	Consent of Independent Registered Accounting Firm.					X
24.01	Power of Attorney (incorporated by reference from Page 5 of this Registration Statement).					X